Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED SHAREHOLDER’S LOAN AGREEMENT

dated as of

March 25, 2022

between

POWER SOLUTIONS INTERNATIONAL, INC.,

as Borrower

and

WEICHAI AMERICA CORP.,

as Lender

This SECOND AMENDED AND RESTATED SHAREHOLDER’S LOAN AGREEMENT dated as of March 25, 2022 (this “Loan Agreement”), between POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation, as Borrower (the “Borrower”), and WEICHAI AMERICA CORP., an Illinois corporation, as Lender (the “Lender”) which amends and restates and replaces that certain First Amended and Restated Shareholder’s Loan Agreement dated as of March 26, 2021 between the Borrower and the Lender (the “Existing Shareholder Loan Agreement”).

WHEREAS:

I.

The Borrower desires to borrow up to an aggregate principal amount of US$130,000,000 from the Lender for repayment of the Senior Bank Obligations (as defined below) in accordance with the terms and conditions of this Loan Agreement.

II.

The Lender, which owns, as of the date hereof, 51.3% of the total issued shares of capital stock of the Borrower, is willing to make available Loans (as defined below) to the Borrower during the Commitment Period (as defined below) in accordance with the terms and conditions of this Loan Agreement.

ARTICLE I

DEFINITIONS

SECTION 1. Defined Terms. As used in this Loan Agreement, the following terms have the meanings specified below:

“Advance Date” has the meaning specified in Section 2.2.1.

“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such a Person is subject.

“Borrowing Request” means a written request for a Loan in substantially the form attached hereto as Exhibit “A”.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the United States and the laws of China or is a day on which banking institutions in such countries are authorized or required by law to close.

“Credit Agreement” means that certain Second Amended and Restated Uncommitted Revolving Credit Agreement dated as of March 25, 2022 (as the same may be further amended, supplemented or otherwise modified, renewed or replaced from time to time), among others, the Borrower, the Senior Lenders, and Standard Chartered Bank.

“Commitment Period” means the period commencing on and from the date hereof to and including the Maturity Date.

“Controlled Account” means (i) that certain deposit account of the Borrower at Wells Fargo Bank, National Association with account number XXXXXXXXXX, (ii) that certain deposit account of the Borrower at Wells Fargo Bank, National Association with account number XXXXXXXXXX or (iii) such other deposit account specified by Standard Chartered Bank in writing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Discharge of Senior Bank Obligations” means the payment in full in cash of all of the Senior Bank Obligations and there exists no claim subject to indemnification by the Borrower or any other Loan Party (as defined in the Credit Agreement) under the Senior Loan Documents.

“Dollar” and “$” mean lawful money of the United States.

“Distribution” means, with respect to any indebtedness, obligation or security, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person or (c) the granting of any lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any Person.

“Event of Default” has the meaning ascribed to such term in Section 5 of this Loan Agreement.

“Facility Amount” means One Hundred and Thirty Million Dollars (US$130,000,000).

“Loan” means a loan by the Lender to the Borrower under this Loan Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of the Borrower, or (ii) the ability of the Borrower to repay the Loan or otherwise perform its obligations under this Loan Agreement.

“Maturity Date” means April 24, 2023.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Senior Bank Obligations” means all “Obligations” (as defined in the Credit Agreement), including, without limitation, all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under the Senior Loan Documents or otherwise with respect to any loan under the Senior Loan Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any affiliate thereof of any proceeding under any Debtor Relief Laws naming the Borrower or any affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Senior Bank Discharge Notice” means a written notice executed by Standard Chartered Bank confirming that the Discharge of Senior Bank Obligations has occurred.

“Senior Lender” means each “Lender” party to the Credit Agreement from time to time.

“Senior Loan Documents” means the Credit Agreement, each “Loan Document” under and as defined in the Credit Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Standard Chartered Bank” means Standard Chartered Bank, in its capacity as administrative agent under the Credit Agreement.

“Subordinated Obligations” shall mean all principal, interest and other amounts owing by the Borrower to the Lender under this Loan Agreement.

“Term SOFR” shall mean the forward-looking term rate based on SOFR as published by CME Group Benchmark Administration Limited (CBA) two (2) U.S. Government Securities Business Days prior to the first date of the period for which an interest rate is to be determined.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

ARTICLE II

LOANS AND BORROWINGS

SECTION 2.1. Loans and Purpose.

2.1.1.

Loans. At the request of the Borrower, the Lender has established, as of the date hereof, a committed loan facility pursuant to which the Lender shall make Loans to the Borrower during the Commitment Period in an aggregate principal amount not to exceed the Facility Amount, subject solely to the receipt of a Borrowing Request and no further action by any Person or any condition being satisfied. The Lender agrees that its commitment to fund Loans hereunder during the Commitment Period shall continue notwithstanding any Event of Default or any other act or omission by the Borrower.

2.1.2.	Purpose. The proceeds of the Loans shall solely be used by the Borrower to repay the Senior Bank Obligations.

SECTION 2.2. Borrowing Requests.

2.2.1.

Borrowing Request. The Borrower may submit a Borrowing Request to the Lender no later than forty (40) Business Days prior to the proposed borrowing date (the “Advance Date”) (which Advance Date shall be a Business Day). Each such Borrowing Request shall be appropriately completed and signed by an authorized officer of the Borrower.

2.2.2.

Content of Borrowing Requests. Upon receipt of a Borrowing Request, the Lender shall, on the Advance Date, wire transfer in immediately available funds the amount requested in the Borrowing Request to the Controlled Account.

2.2.3.	The Facility Amount may be borrowed in one lump sum Loan or in multiple Loans; provided, however, that:

(a)

the aggregate principal amount drawn under this Loan Agreement shall not exceed the Facility Amount, nor exceed the aggregate outstanding amount due and payable to the Senior Lenders or their successors or assigns under the Credit Agreement;

(b)	unless otherwise agreed by the Lender, the amount borrowed on any Advance Date shall not exceed the aggregate outstanding Senior Bank Obligations on such Advance Date; and

(c)	amounts repaid or prepaid may not be reborrowed by the Borrower.

SECTION 2.3. Prepayments. Subject to Section 2.8, the Borrower may prepay at any time and from time to time, in whole or in part, upon ten (10) Business Days’ prior written notice to the Lender, the outstanding principal balance of the Loan. All prepayments shall include accrued interest on the principal amount being prepaid to the date of prepayment.

SECTION 2.4. Repayment of Loans. Subject to Section 2.8, the Borrower shall repay to the Lender the aggregate outstanding principal amount of the Loan, together with accrued interest and any other amount owing under this Loan Agreement on Maturity Date.

SECTION 2.5. Interest.

2.5.1.

Interest Rates. Each Loan shall bear interest from the date of drawdown at a rate per annum equal to the applicable Term SOFR as at the date of drawdown, plus 4.65% per annum. If the applicable Term SOFR is negative, the interest rate per annum shall be deemed as 4.65% per annum. If the Interest Rate for any Loan is lower than the Lender’s borrowing cost, the Interest Rate for such Loan shall be equal to the Lender’s borrowing cost plus 1%. Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days.

2.5.2.

Interest Period. “Interest Period” shall mean, as to each Loan, the period commencing on the date of drawdown and ending on the numerically corresponding day in a calendar month that is one, three or six months thereafter, as specified in the applicable Borrowing Request.

2.5.3.

Payment Dates. Subject to Section 2.8, accrued and unpaid interest shall be payable on the Maturity Date. In the event of prepayment, interest accrued from the principal to be prepaid shall be payable on the day of such prepayment.

SECTION 2.6. Expenses. The Borrower shall pay all reasonable costs and expenses incurred by the Lender in connection with the negotiation, drafting, filing, registration, or recording of this Loan Agreement.

SECTION 2.7. Obligation. Subject to Section 2.8, the Borrower hereby unconditionally promises to pay to the Lender, in Dollars in immediately available funds, all principal, interest and other amounts owing under this Loan Agreement when such amounts are due and payable hereunder, without counterclaim, deduction, setoff or other reduction for any reason.

SECTION 2.8. Subordination to Senior Bank Obligations. The Borrower and the Lender hereby covenant and agree, notwithstanding anything to the contrary contained in this Loan Agreement, that the payment of any and all of the Subordinated Obligations, shall be subordinate and subject in right and time of payment and exercise of remedies to the prior payment in full in cash of the Senior Bank Obligations and the occurrence of the Discharge of Senior Bank Obligations. Notwithstanding anything to the contrary in this Loan Agreement, the Borrower hereby agrees that it may not make, and the Lender hereby agrees that it will not accept, any Distribution with respect to the Subordinated Obligations until it has received a Senior Bank Discharge Notice. Prior to receipt of a Senior Bank Discharge Notice, if any Distribution on account of the Subordinated Obligations is received by Lender, such Distribution shall not be commingled with any of the assets of Lender, shall be held in trust by Lender for the benefit of Standard Chartered Bank and the Senior Lenders and shall be promptly paid over to Standard Chartered Bank. Until such time as the Lender has received a Senior Bank Discharge Notice, the Lender agrees that it shall not (i) object to Standard Chartered Bank’s exercise of secured creditor remedies in respect of, or forbearance in connection with, the Senior Bank Obligations or (ii) commence insolvency proceedings against the Borrower. The covenants and agreements set forth in this section are continuing and shall be applicable both before and after the commencement of any insolvency proceeding in respect of the Borrower.

SECTION 2.9 Lien Priority. The Lender acknowledges and agrees that Standard Chartered Bank has a valid, perfected, first-priority lien over all assets of the Borrower subject to the terms of the Senior Loan Documents. The Lender agrees that it shall not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Bank Obligations or any liens and security interests securing the Senior Bank Obligations. The Borrower undertakes and agrees that, immediately upon receipt of a Senior Bank Discharge Notice, the Borrower shall cooperate and execute the relevant collateral and security agreements to ensure that the Subordinated Obligations be fully secured and the Lender have a valid, perfected, first-priority lien over all assets of the Borrower or its affiliates; provided that, prior to the date that is ninety (90) days after effectiveness of the Senior Bank Discharge Notice, the Borrower shall not grant any lien on or security interest in any asset of the Borrower that did not constitute collateral for the Senior Bank Obligations prior to the effectiveness of the Senior Bank Discharge Notice.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

SECTION 3.1. Existence, Qualification and Power. The Borrower (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Loan Agreement.

SECTION 3.2. Authorization; No Contravention. The execution and delivery and performance by the Borrower of this Loan Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene any provisions of any Applicable Law to which it or any of its assets or revenues are subject; or (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party; or (iii) result in the creation or imposition of or oblige it to create any security interest other than as permitted under the terms of this Loan Agreement on any of its undertaking, assets, rights or revenues.

SECTION 3.3. Enforceability. This Loan Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Applicable Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.4. No Material Adverse Effect; No Default. The Borrower is not in default under or with respect to any contractual obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement.

SECTION 3.5. Litigation. There is no legal action or proceeding pending or, to the knowledge of the Borrower, threatened, against the Borrower, before any court or administrative agency which would reasonably be expected to have a Material Adverse Effect.

The Lender represents and warrants to the Borrower that:

SECTION 3.6. Existence, Qualification and Power. The Lender (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Loan Agreement.

SECTION 3.7. Authorization; No Contravention. The execution and delivery and performance by the Lender of this Loan Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene any provisions of any Applicable Law to which it or any of its assets or revenues are subject; or (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party; or (iii) result in the creation or imposition of or oblige it to create any security interest other than as permitted under the terms of this Loan Agreement on any of its undertaking, assets, rights or revenues.

SECTION 3.8. Enforceability. This Loan Agreement has been duly executed and delivered by the Lender and constitutes a legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Applicable Laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE IV

AFFIRMATIVE COVENANTS

SECTION 4. Affirmative Covenants. The Borrower covenants and agrees with the Lender that, so long as this Loan Agreement shall remain in effect or the principal of or interest on the Loan or any other amount payable in connection herewith shall be unpaid, unless the Lender otherwise consents in writing, the Borrower shall:

(a)	provide to the Lender within thirty (30) days of the end of each calendar month with monthly financial statements for such month; and

(b)

furnish the Lender prompt written notice upon its becoming aware of the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any governmental authority, against it which would reasonably be expected to result in a Material Adverse Effect or in a material impairment of the ability of the Borrower to perform any of its obligations under this Loan Agreement.

ARTICLE V

EVENTS OF DEFAULT

SECTION 5. Events of Default.

In case of the occurrence of any of the following events (each, an “Event of Default”):

(a)

the Borrower defaults in the payment of (i) when due, any principal of the Loan, whether at maturity, by acceleration or otherwise and (ii) within three (3) Business Days when due, any interest on the Loan, whether at maturity, by acceleration or otherwise;

(b)	any representation or warranty made or deemed made by the Borrower hereunder is false or misleading in any material respect as of the time made or deemed made or furnished, which is not remedied within thirty (30) days after the Lender has notified the Borrower in writing of the same;

(c)

the Borrower defaults in the performance or observance of any other covenant or agreement under this Loan Agreement and such default continues for a period of thirty (30) days after written notice from the Lender;

(d)	the Borrower passes a resolution to dissolve, wind-up or liquidate itself;

(e)

any case, proceeding or other action against the Borrower is commenced seeking an order for relief against it as debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its Debts under any Debtor Relief Law, and such case, proceeding or other action (i) results in the entry of an order for relief against it that is not fully stayed or dismissed within sixty (60) days after the entry thereof; or

(f)

the Borrower generally fails to pay its debts as they become due or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or the Borrower commences any case, proceeding or other action seeking an order for relief on its behalf as debtor or adjudicating it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or the Borrower takes any corporate action to authorize or in contemplation of any of the actions set forth above in this paragraph (f).

Then, and in every such event, the Lender shall in addition to all other rights and remedies available to it be entitled by written (including facsimile) notice to the Borrower to declare any outstanding principal of and all accrued and unpaid interest accrued on the Loan and all other liabilities accrued hereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; provided, that this Loan Agreement, and the Lender’s commitment to fund Loans hereunder, shall not terminate during the Commitment Period notwithstanding the occurrence of any Event of Default or any other act omission by the Borrower.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Governing Law; Waiver of Jury Trial. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any proceedings in the courts of New York and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any proceedings brought in the State courts of New York shall be conclusive and binding upon the relative party and may be enforced in the courts of any other jurisdiction, in each case to the fullest extent permitted by Applicable Law. EACH OF BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT.

SECTION 6.2. Entire Agreement; Amendments; Invalidity. This Loan Agreement constitutes the entire agreement and understanding of the parties, and supersedes and replaces in their entirety any prior discussions, agreements, etc., including, without limitation, the Existing Shareholder Loan Agreement, all of which are merged herein. Until the Lender has received a Senior Bank Discharge Notice, this Loan Agreement may not be terminated and none of the terms of this Loan Agreement may be amended or otherwise modified or waived except by an instrument executed by each of the Borrower, the Lender and Standard Chartered Bank. If any provision or part of a provision of this Loan Agreement or its application to either party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Loan Agreement, all of which shall remain in full force and effect.

SECTION 6.3. No Third Party Beneficiary. This Loan Agreement shall not be construed so as to confer any right or benefit upon any Person or entity other than the parties to this Loan Agreement and their respective successors and assigns; provided that, notwithstanding the foregoing, Standard Chartered Bank shall be an express third party beneficiary of Sections 2.8 and 6.2 hereof.

SECTION 6.4. Successors and Assigns. This rights and obligations under this Agreement shall not be assigned by any party hereto without the prior written consent of Standard Chartered Bank.

SECTION 6.5. Indemnification; Expenses.

(a) The Borrower shall indemnify the Lender, and its directors, officers, employees, and agents (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of or as a result of (i) the Lender being party to this Loan Agreement, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(b) Subject to Section 2.8, the Borrower agrees to pay to the Lender, within thirty (30) days after written demand (which shall include reasonable documentation), any and all reasonable costs, expenses, and fees incurred by the Lender including, without limitation, the reasonable fees, charges and disbursements of counsel for the Lender in connection with the collection, enforcement, preservation or protection of its rights in connection with this Loan Agreement, including its rights under this Section, or in connection with the Loans made. Subject to Section 2.8, payments in respect of amounts claimed by the Lender under this Section 6.5 shall be due and payable on the Maturity Date.

SECTION 6.6. Notice. All notices or communications required to be given under this Loan Agreement shall be in writing an shall be served personally, sent by email, or delivered by overnight courier service to the addresses set forth below:

To the Borrower:

Address: Power Solutions International, Inc.

201 Mittel Dr., Wood Dale, IL 60191

Attention: Chief Financial Officer

Email address: don.klein@psiengines.com

To the Lender:

Address: Weichai America Corp.

3100 Golf Road, Rolling Meadows, IL 60008

Attention: Sidong Shao

Email address: Sidong.Shao@weichaiamerica.com

SECTION 6.7. Headings. The headings of the sections of this Loan Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Loan Agreement.

SECTION 6.8. Counterparts. This Loan Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to be as effective as an original signature page delivered manually.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POWER SOLUTIONS INTERNATIONAL, INC., as Borrower

By	/s/ Donald Klein
Name: Donald P. Klein
Title: Chief Financial Officer

WEICHAI AMERICA CORP., as Lender

By	/s/ Sidong Shao
Name: Sidong Shao
Title: President

EXHIBIT “A”

FORM OF BORROWING REQUEST

To:	Weichai America Corp.

  3100 Golf Road, Rolling Meadows, IL 60008

  Attention: Sidong Shao

  Email address: Sidong.Shao@weichaiamerica.com

Reference is hereby made to the Second Amended and Restated Shareholder’s Loan Agreement, dated as of March 25, 2022 (the “Shareholder Loan Agreement”) between POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation, as borrower (the “Borrower”) and WEICHAI AMERICA CORP., an Illinois corporation, as lender (the “Lender”). Capitalized terms used and not defined herein shall have the meanings assigned thereto in the Shareholder Loan Agreement.

The undersigned, being a duly elected and acting authorized officer of the Borrower, does hereby request that the Lender make a Loan, in the aggregate amount of $            on                , 20    , with an Interest Period of [    ] months, the proceeds of which shall be wire transferred in immediately available funds to the Controlled Account as follows:

Account Name: XXXXXXXXXX

Bank Name: Wells Fargo Bank, National Association

Bank Address: 420 Montgomery, San Francisco, CA 94104

Account Number: [XXXXXXXXXX] [XXXXXXXXXX]

ABA Number: XXXXXXXXX

Dated:                    , 202

BORROWER:

POWER SOLUTIONS INTERNATIONAL, INC.

By:
Name:
Title:

2